Exhibit 23




                CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-83780, 2-81019, 2-60469, 33-42536, 33-65077, 33-54045,333-40991) and Form S-3
(Nos. 33-516613 and 333-43017) of Carpenter Technology Corporation of our report dated February 17, 1997, except as to the notes titled "Significant Accounting Policies - Basis of Presentation", "Discontinued Operations" and "Segment Operations" which are as of February 3, 1998, relating to the consolidated financial statements of Talley Industries, Inc., which appears in the Current Report on Form 8-K/A of Carpenter Technology Corporation dated on or about February 10, 1998.





















PRICE WATERHOUSE LLP





Phoenix, Arizona
February 10, 1998